Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-16581, 33-83996, 33-84048, 333-03513, 333-59853, 333-59849, 333-06141, 333-34025, 333-75535, 333-47310, 333-10463, and 333-112673 of CryoLife, Inc., on Form S-8 of our report dated February 24, 2004, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, which is discussed in Note 1) appearing in this Annual Report on Form 10-K of CryoLife, Inc., for the year ended December 31, 2003.

/s/Deloitte & Touche LLP

Atlanta, Georgia

March 1, 2004